Exhibit 10.4

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is executed by DaVita Inc. (“Parent”), on its own behalf and on behalf of its subsidiaries and affiliates (collectively, "Employer") and LeAnne Zumwalt (the “Employee”) on this 1st day of October, 2020 (collectively referred to herein as “Parties” and each individually, a “Party”).
1.Background. The Parties have discussed and reached an agreement on issues related to Employee’s continued employment, transition, and retirement from the Employer. The purpose of this Agreement is to describe such agreement between the Parties.
2.Acknowledgments by Employee. Employee acknowledges that she has thoroughly read the entire Agreement, and specifically acknowledges the following:

a.
the payments and other good and valuable consideration to be provided to the Employee under this Agreement are in consideration of, and are sufficient to support, the promises set forth in this Agreement; and

b.	Employer regards the representations and promises by Employee in this Agreement as material and that the Employer is relying on such representations and covenants in entering into this Agreement.
3.Continued Employment and Retirement Date. Employer will continue to employ Employee through January 31, 2021 (the “Separation Date”), unless (a) Employee voluntarily chooses to end her employment before the Separation Date or (b) Employer terminates Employee’s employment for Material Cause (as defined below) before the Separation Date. Employee’s employment will end on the Separation Date. Employee will remain fully engaged in her work, will dedicate her full business time to the Employer and will work diligently to complete all transition tasks assigned by Javier Rodriguez, Chief Executive Officer, through the Separation Date.
For purposes of this Agreement, “Material Cause” is defined as (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of Employee’s duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by Mr. Rodriguez or the Board of Directors of Parent (the “Board”); (iv) a material breach of any agreement with or material policy of Employer; (v) any gross or willful misconduct or gross negligence by Employee in the performance of her duties; (vi) egregious conduct by Employee that brings Employer into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty to the Employer; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

4.Payments and Other Consideration to Employee. Employer will make the following payments to Employee, subject to the terms described below; provided that Employee remains employed with Employer through the Separation Date and complies with the terms of this Agreement:

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a.    Success Bonus. Employer will pay Employee a Success Bonus equal to $450,000 if Employee satisfies the Success Bonus Criteria set forth below. The Success Bonus shall be paid in installments during the twelve (12) month period following the Separation Date (the “Bonus Period”) in accordance with Employer’s payroll schedule, subject to Section 18 (Section 409A Compliance) of this Agreement. The Success Bonus Criteria are as follows, with the determination of the achievement of such criteria to be determined by the Compensation Committee of the Board: (i) assisting in the onboarding of Employee’s successor, (ii) provision of transition and other related services to the Company through the Separation Date to provide an effective transition of Employee’s responsibilities to Employee’s successor, including consulting on specified public policy and legislative initiatives, and (iii) any special projects or other work assigned by Mr. Rodriguez or his designee.
b.    Reimbursement for Healthcare Coverage. Within 30 days following the Separation Date, Employer will pay Employee $37,500 for the costs of maintaining coverage for health benefits at Employee’s current levels of benefits.
c.    No Eligibility for Annual Bonus or Severance Benefits. Employee will not be eligible for an annual discretionary performance bonus for 2020 under Parent’s Short-Term Incentive Program or any other bonus program established by the Employer. In addition, Employee acknowledges that Employee shall not be eligible for severance benefits from Employer under the DaVita Inc. Severance Plan for Directors and Above or under any other severance program established by the Employer. Notwithstanding the foregoing, nothing in this Agreement shall affect Employee’s rights under the DaVita Retirement Savings Plan (401(k) plan), the DaVita Deferred Compensation Plan, the DaVita Inc. Rule of 65 Policy, and/or any outstanding equity awards that are eligible to vest in accordance with their terms under any Rule of 65 vesting provisions contained in such awards.
d.    Timing of Payments. Employee understands that no payments will be paid to her under this Agreement until the seven (7) calendar day revocation period described in the Waiver and Release attached as Exhibit A to this Agreement (the “Waiver and Release”) has expired without her having revoked the Agreement and/or the Waiver and Release.
5.Waiver and Release. Promptly following (but not before) the Separation Date and as a condition to the payments set forth in Section 4 (Payments and Other Consideration to Employee) of this Agreement, Employee will execute the Waiver and Release attached to this Agreement as Exhibit A. The Waiver and Release shall be deemed a part of this Agreement.
6.Protected Rights. Employee understands that nothing contained in this Agreement including the Waiver and Release prohibits or limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission. Employee also understands that this Agreement including the Waiver and Release does not prohibit or limit Employee’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.

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7.Return of Property. Employee will return to Employer within five (5) business days of the Separation Date, unless prohibited by any applicable federal, state or local law or regulation, all Employer-owned property in Employee’s possession, including, but not limited to, (i) credit cards, (ii) keys and access cards to Employer buildings or property, (iii) Employer-owned equipment, (iv) Employer documents, papers, manuals, files, and price lists, and (v) trade secret and confidential Employer information in paper or electronic form. Notwithstanding the foregoing, Employer agrees that Employee may keep her Employer-issued laptop computer after Employer has had an opportunity to remove all Employer-owned information from it, and Employer shall provide Employee with support from its internal IT employees to assist in this process for up to 3 months following the Separation Date.
8.Cooperation. In consideration for the payments and agreements set forth herein, Employee agrees, upon request of the Employer, to cooperate with the Employer and its subsidiaries and affiliates with reasonable advance notice to provide information to and assist the Employer, and its subsidiaries and affiliates in the investigation, defense, or prosecution of any suspected claim against or by the Employer or any of Employer’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns. Such assistance will include, but is not limited to, participating in interviews with representatives of the Employer, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Employee further agrees that she will provide full, complete and truthful information and testimony in all interviews, meetings, and/or testimony. Employee understands that Employer will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation. Employee will act in good faith to furnish the information and cooperation required by this Section 8 (Cooperation) and the Employer will act in good faith so that the requirement to furnish such information and cooperation does not create a hardship for the Employee.
9.Exit Interview. Employee agrees to fill out Employer’s form Compliance Questionnaire, and to be available to participate in an exit interview with the Employer’s Corporate Compliance Department or its designee if Employee is asked by Employer to do so. In the event an interview is desired, at the sole discretion of the Employer, the Employer will contact the Employee to establish a mutually agreeable time for the interview.
10.Compliance Concerns. Employee acknowledges that she has fulfilled her obligation to raise any and all compliance concerns while employed with Employer, that she will continue to fulfill that obligation through the Separation Date, and that she is not currently aware of any compliance-related issues that she has not previously raised with the Employer. If Employee becomes aware of such an issue on or before the Separation Date, Employee acknowledges her obligation to raise the concern(s) immediately.
11.Non-Disparagement. Employee agrees that she will not disparage Employer or any of its agents, employees, or affiliated physicians in any fashion. Employer agrees that its employees currently in a position of Senior Vice President or higher will not disparage Employee in any fashion.

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12.No Wrongdoing. Employer denies any wrongdoing or unlawful actions and/or liability whatsoever and specifically disclaims any liability on the part of itself or any past or present officer, manager, agent, employee or representative.
13.Entire Agreement. This Agreement supersedes and replaces all prior negotiations and all prior agreements, proposed or otherwise, whether oral or written, concerning Employee’s transition and separation from employment, with the exception of any agreements related to confidentiality, noncompetition, nonsolicitation and/or intellectual property, which shall remain in full force and effect in accordance with their terms. Any representation, promise, or agreement concerning the subject matter herein not specifically included in this Agreement will not be binding upon or enforceable against any Party, as this is intended to be a fully integrated document.
14.Severability. If any provision of this Agreement will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and this Agreement will be construed and enforced as if such provision had not been included.
15.Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic, electronic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
16.Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Colorado (without regard to principles of conflicts of laws).
17.Withholdings and Deductions. All payments and benefits under this Agreement are subject to withholding of all applicable taxes and other authorized deductions.
18.Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Employee’s separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the date that is six months after Employee’s separation from service, such payment shall not be made to Employee until the earlier of the date that is six months after Employee’s separation from service or Employee’s death and will be accumulated and paid on the first day of the seventh month following the date of separation from service.

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by a duly authorized officer of the Employer, and the Employee has executed this Agreement as of the day and year first above written.

EMPLOYEE

By:	/s/ LeAnne Zumwalt
LeAnne Zumwalt

EMPLOYER/DAVITA INC.

By:	/s/ Javier Rodriguez
Javier Rodriguez
Chief Executive Officer

Approved as to form:

By:	/s/ Caitlin Moughon
Caitlin Moughon
VP, Associate General Counsel

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EXHIBIT A – WAIVER AND RELEASE
This Waiver and Release Agreement (“Waiver and Release”) is executed by LeAnne Zumwalt (“Employee”) on this ____ day of _____________, 2021.
1.Background. Employee was employed by DaVita Inc. and/or its subsidiaries and affiliates (collectively, the “Employer”). Employee and Employer entered into a Transition Agreement (“Agreement”) dated October 1, 2020. Under the terms of the Agreement, Employee agreed to execute this Waiver and Release promptly following the end of her employment.
2.Waiver and Release. Employee, on behalf of herself and her heirs, executors, administrators, family members, attorneys and assigns, hereby waives, releases and forever discharges Employer, together with Employer’s directors, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including each of their respective directors, officers, employees, shareholders, members, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, suits, complaints, contracts (whether oral or written, express or implied from any source), promises and liabilities of any kind, in law or equity, that Employee now has, or has ever had against the Releasees as of and including the date of execution of this Waiver and Release, including, but not limited to:

a.
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, Section 1981 of the Civil Rights Act, the 1991 Civil Rights Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

b.	claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

c.	future causes of action under the federal false claims act and/or any state false claims act relating in any manner to information learned while employed with Employer; and/or

d.
any other claim whatsoever including, but not limited to, claims for severance pay, sick pay, unpaid wages, unpaid bonuses, unpaid paid time off, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, interference with contract, intentional and/or negligent infliction of emotional distress, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/

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or any other common law, statutory or other claim whatsoever arising out of or relating to her employment with and/or separation from employment with the Employer and/or any of the other Releasees, but excluding any claims which by law Employee cannot waive, including claims for indemnification, unemployment and workers compensation, and any claim that the Employer has failed to make any payments or to provide any of the payments or benefits described in the Agreement.
3.Waiver of Reinstatement Rights. To the extent permitted by law, Employee further waives, releases, and discharges Releasees from any reinstatement rights which Employee has or could have.
4.Remedies if Employee Breaches Agreement and/or Waiver and Release. Employee further acknowledges and agrees that if she breaches the provisions of the Agreement and/or the Waiver and Release, then, to the fullest extent permitted by law, (a) the Employer will be entitled to apply for and receive an injunction to restrain any violation of the Agreement and/or the Waiver and Release, (b) the Employer will not be obligated to make any additional payments or provide any additional benefits under the Agreement, (c) Employee will be obligated to pay to the Employer its costs and expenses in enforcing the Agreement and/or Waiver and Release and defending against such lawsuit (including court costs, expenses and reasonable legal fees) if Employer is the prevailing party, and (d) as an alternative to (c), at the Employer’s option, Employee will be obligated upon demand to repay to the Employer all of the amounts paid to Employee under the Agreement.
5.Representations and Warranties of Employee. Employee expressly represents and warrants that she is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released by Employee herein (including the Waiver and Release); that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Employee has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein. Employee further represents and warrants that she is unaware of any lien that has been noticed or filed and that would attach to any payment or benefit to be made or given by the Employer pursuant to the Agreement. Employee agrees to indemnify the Releasees, including payment of any attorneys’ fees and costs, and hold the Releasees harmless from and against any and all damages which may be suffered by them in the event that any of the foregoing representations and warranties are untrue in whole or part, and any and all claims based on or arising from any such assignment or transfer, or any attempted assignment or transfer, of any matters released herein.
6.Release of Known and Unknown Claims and Claims Under Age Discrimination in Employment Act. Employee understands that this Waiver and Release includes a release of all known and unknown claims, including claims under the federal Age Discrimination in Employment Act. Employee acknowledges that this Waiver and Release does not waive any right or claim that she may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, that arises after the date of execution of this Agreement, with the understanding that any claim that Employee may have based upon her

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separation from employment with the Employer has arisen prior to the execution of this Waiver and Release.
7.Knowing and Voluntary Waiver. Employee further acknowledges and agrees that she has carefully read and fully understands all of the provisions of this Waiver and Release and that she has been and hereby is advised to and/or has obtained representation by counsel in connection with her execution of this Waiver and Release. Employee has freely, knowingly and voluntarily elected to execute this Waiver and Release, in exchange for due consideration, by signing below.
8.Protected Rights. Employee understands that nothing contained in this Waiver and Release prohibits or limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission. Employee also understands that this Agreement does not prohibit or limit Employee’s ability to communicate with any federal, state or local governmental agency or commission, or to otherwise participate in any investigation or proceeding that may be conducted by such an agency or commission, including providing documents or other information.
9.Time to Consider Waiver and Release; Revocation. Employee acknowledges that she has had at least twenty-one (21) calendar days after the receipt of this Waiver and Release to consider signing this Waiver and Release, and that she may voluntarily choose to waive this 21-day period. In addition, Employee has seven (7) calendar days after signing this Waiver and Release to revoke it, in which case this Waiver and Release and the Agreement will be null and void. Any such revocation must be in writing and be submitted to Caitlin Moughon, VP, Associate General Counsel, [redacted], within such seven (7)-day period. Employee understands that if she signs this Waiver and Release and does not revoke this Waiver and Release within seven (7) calendar days after signing, this Waiver and Release will become fully effective and enforceable. Employee also understands that no payments (other than the payment of accrued base salary, unused vacation and reimbursable expenses) will be paid to her under the Agreement until the seven (7) calendar day revocation period has expired without her having revoked this Waiver and Release.
EXECUTED this ______ day of __________________, 2021.

_                                                    LeAnne Zumwalt

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